Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Wednesday, July 1, 2026

MEDIA:	INVESTOR CONTACT:
media@williams.com (800) 945-8723	Caroline Sardella (918) 230-9992	Ashley Mitchell (918) 240-6082

Williams Appoints Billy Helms and Robb Turner to Board of Directors

TULSA, Okla. – Williams (NYSE: WMB) today announced that its Board of Directors has appointed Lloyd W. “Billy” Helms, Jr. and Robb E. Turner as independent directors on the Board, effective July 1, 2026.

Helms brings more than 40 years of energy industry experience, most recently serving as president of EOG Resources, Inc., one of the largest exploration and production companies in the United States. During his career working across multiple divisions at EOG, he held several senior positions of increasing responsibility including chief operating officer from 2017 to 2023.

Turner has more than 35 years of energy operations, corporate finance and public and private equity and debt investment experience. He is chairman of The Madava Group and Revenant Energy and previously co-founded ArcLight Capital Partners, where he helped oversee investment, asset management, strategic planning and operations across the energy sector.

“We are pleased to welcome Billy and Robb to the Williams Board of Directors,” said Stephen W. Bergstrom, chairman of the Williams Board of Directors. “Williams is well positioned to support significant growth underway as demand for clean, reliable and affordable energy continues to increase. As we advance our natural gas-focused strategy, disciplined governance and experienced oversight remain central to our ability to create durable long-term value. Billy’s deep operational and technical experience across the energy sector and Robb’s broad background in energy operations, corporate finance and public and private energy investments will add valuable perspectives to the Board as we continue serving our customers, communities and shareholders.”

With the appointment of Helms and Turner, the Williams Board of Directors consists of 12 members, 11 of whom are independent.

About Billy Helms
Lloyd W. “Billy” Helms, Jr. has more than 40 years of oil and gas industry experience, including more than 15 years in executive leadership roles. He most recently served at EOG Resources, Inc., where he held several senior positions of increasing responsibility, including president from October 2021 to May 2024, chief operating officer from December 2017 to December 2023, executive vice president, exploration and production from August 2013 to December 2017, executive vice president, operations from February 2012 to August 2013, vice president and general manager of the Calgary, Alberta office from March 2008 to February 2012, and vice president, engineering and acquisitions from September 2006 to March 2008. In these roles, Helms led significant operational, technical, engineering and acquisition-related functions across EOG’s business. Helms joined the SM Energy Board of Directors in

January 2026 upon the closing of the merger with Civitas Resources, Inc. and served on its Audit Committee. He currently serves as chair of the Operations and EHS Committee and as a member of the Compensation Committee. He previously served as an independent director of Civitas Resources. Helms holds a Bachelor of Science degree in petroleum engineering from Texas Tech University.

About Robb Turner
Robb E. Turner is chairman of The Madava Group, a holding company with interests in private and public energy companies, real estate and consumer food products, and has more than 35 years of energy operations, corporate finance and public and private equity and debt investment experience. He currently serves as chairman of Revenant Energy, an East Texas natural gas upstream company, and previously served as chairman of Crowheart Energy prior to its sale to Williams Companies. Through his Madava family office, Turner has made 15 private energy investments since 2017 across upstream, midstream, natural gas pipelines, terminals and metal trading, successfully exiting 14 of those investments. Prior to Madava, Turner was senior partner and co-founder of ArcLight Capital Partners, a leading power and energy private equity firm, where he helped oversee investment, asset management, strategic planning and operations for ArcLight and its funds. During his career at ArcLight, the firm raised six funds and invested more than $17 billion of private equity across the energy sector. Before co-founding ArcLight in 2001, Turner held senior positions at Wall Street firms advising on buyouts, corporate finance structures, and mergers and acquisitions. Prior to his business career, Turner served as an officer in the United States Army as a combat engineer. Turner earned a Bachelor of Science in engineering from the U.S. Military Academy at West Point and a Master of Business Administration from Harvard Business School.

About Williams
Williams (NYSE: WMB) is a trusted energy industry leader committed to safely, reliably and responsibly meeting growing energy demand. We use our infrastructure to deliver one third of the nation’s natural gas to where it's needed most, supplying the energy used to heat our homes, cook our food and generate low-carbon electricity. For over a century, we’ve been driven by a passion for doing things the right way. Today, our team of problem solvers is leading the charge into the clean energy future. Learn more at www.williams.com.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Williams believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in Williams’ annual and quarterly reports filed with the SEC.

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